NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS
Earnings per share of $0.56, up 27% from 2nd quarter 2015 and 14% from 3rd quarter last year

WARSAW, N.Y., October 27, 2015 Financial Institutions, Inc. (the Company) (Nasdaq: FISI), the parent company of Five Star Bank (the Bank), today reported financial results for the quarter ended September 30, 2015. The Companys financial results since August 1, 2014 include the results of operations of Scott Danahy Naylon (SDN), an insurance agency the Company acquired in August 2014.

Third Quarter 2015 Highlights:
Net income available to common shareholders was $8.0 million or $0.56 per diluted share, compared to $6.8 million or $0.49 per share in the same quarter last year
Net interest income grew to $24.1 million despite continued net interest margin pressure
Provision for loan losses for the third quarter of 2015 decreased by 41% from the second quarter and was 63% lower than the same period of 2014, while maintaining a coverage ratio of 311% at September 30, 2015
Quarterly cash dividend of $0.20 per common share represented a 3.20% dividend yield as of September 30, 2015 and a return of 36% of third quarter net income to common shareholders Balance sheet and credit quality strengthened:

•	Loans totaled $2.04 billion, up by $27.0 million from June 30, 2015 and up $128.4 million from a year ago

•	Average interest-earning assets of $3.09 billion, up $99.4 million or 3% from June 30, 2015

•	Total deposits of $2.75 billion increased by 4% from June 30, 2015 and 8% from a year ago

•	Non-performing assets decreased 19% from the second quarter of 2015

Tangible book value per share increased to $14.81 at September 30, 2015, up 6% from June 30, 2015

The Companys President and Chief Executive Officer Martin K. Birmingham stated, Our third quarter performance reflects our successful execution of strategic priorities for growth through diversification, expense control and credit quality management. Our earnings per share are up 14% compared to the third quarter of last year, despite ongoing margin compression, and steady loan growth led to new quarterly record levels for average interest earning assets and total loans.

Mr. Birmingham continued, We have focused our marketing efforts on expanding our presence in Rochester and Buffalo while continuing to provide value to our longstanding customer base in the markets where we have historically operated. This focus has led to growth in commercial business loans and commercial mortgages, each reaching record levels. As a Small Business Administration (SBA) lender in Western New York, the Bank approved approximately $14 million in SBA loans through the end of September, which is nearly 50% higher than in the same period of 2014, reflecting our commitment to devote resources to Small Business lending to take advantage of opportunities in the marketplace and gain market share. We believe that the additional loan officers we hired earlier in the year, as well as increased spending on targeted marketing, are bearing considerable fruit.

We are excited about our growth prospects as we expand in the Rochester area with the November opening of our City Gate branch, a new bank branch concept offering enhanced customer interaction, and as we move forward with the preparations to open a new branch in Brighton for which we recently received regulatory approvals.

We have made considerable investments to enhance our presence in the largest markets in our region where we are seeking to increase our market share and to expand our suite of diversified financial services. Given the opportunities available to us and the progress we have made thus far, we believe the Company is well positioned to continue growing for the foreseeable future.

Kevin B. Klotzbach, the Companys Executive Vice President and Chief Financial Officer, commented, While we reported impressive growth in key operating metrics, we are also pleased with our expense control and credit quality management.

We have improved credit quality while at the same time growing total loans. Non-performing loans decreased $2.2 million or 21% compared to June 30, 2015, primarily due to the third quarter payoff of a $2.5 million commercial credit relationship. The Companys provision for loan losses decreased by 41% from the second quarter and was 63% lower than the third quarter of last year. We remain well capitalized and have the ability to further increase our loan originations because of the improvement in our capital ratios from the end of the second quarter.

Our improved operating performance driven by revenue growth and expense management, a strengthened balance sheet, and an unrealized gain on investment securities in the third quarter culminated in a 6% increase in tangible common book value per share at September 30, 2015 as compared to June 30, 2015. We are pleased that our focused growth and our disciplined expense and credit quality management practices are fortifying our position in the market and adding value for our shareholders.

Third Quarter 2015 Results:

Net income for the third quarter 2015 was $8.3 million, compared to $6.6 million for the second quarter 2015, and $7.2 million for the third quarter 2014. Earnings per diluted common share for the third quarter 2015 was $0.56, compared with $0.44 for the second quarter 2015 and $0.49 for the third quarter 2014.

Net Interest Income and Net Interest Margin

Net interest income was $24.1 million in the third quarter 2015, compared to $23.4 million in the second quarter 2015 and $23.3 million in the third quarter 2014. When comparing the third quarter 2015 to the second quarter 2015, average earning assets increased $99.4 million, including increases of $61.3 million and $38.2 million in loans and investment securities, respectively. Average earning assets in the third quarter 2015 compared to the same quarter in 2014 were up $335.5 million, led by a $213.8 million increase in investment securities and a $121.7 million increase in loans. The growth in earning assets was offset by decreases in net interest margin. Third quarter 2015 net interest margin was 3.20%, a decrease of 4 basis points from 3.24% reported in the second quarter 2015 and a 26 basis point decrease from 3.46% reported in the third quarter 2014.

Noninterest Income

Noninterest income was $7.0 million for the third quarter 2015 compared to $6.5 million for the second quarter 2015 and $7.3 million in the third quarter 2014. Included in third quarter 2015 and 2014 noninterest income are gains realized from the sale of investment securities of $286 thousand and $515 thousand, respectively. Exclusive of those gains, noninterest income was $6.7 million for the third quarter 2015 compared to $6.5 million for the second quarter 2015 and $6.7 million in the third quarter 2014.

The main factors contributing to the higher noninterest income during the third quarter 2015 compared to the second quarter 2015 were increases in insurance income and investments in limited partnerships, partially offset by amortization of a historic tax investment in a community-based project. Insurance income increased $208 thousand during the third quarter 2015, largely due to the variability in commissions associated with the timing of revenues. Income from the Companys investments in limited partnerships, which are primarily small business investment companies, increased $281 thousand during the third quarter 2015. The income from these equity method investments fluctuates based on the performance of the underlying investments. During the third quarter 2015 the Company recognized $390 thousand of amortization of a historic tax investment as contra-income, included in noninterest income, with an offsetting tax benefit that reduced income tax expense.

Exclusive of the investment securities gains and the tax credit investment amortization described above, noninterest income increased by $363 thousand to $7.1 million for third quarter 2015 compared to $6.7 million for third quarter 2014. Insurance income and investments in limited partnerships increased by $343 thousand and $149 thousand, respectively, partially offset by a $240 thousand decrease in service charges on deposits due primarily to lower overdraft fees.

Noninterest Expense

Noninterest expense was $19.3 million for the third quarter 2015 compared to $19.2 million for the second quarter 2015 and $18.0 million in the third quarter 2014. When comparing the third quarter 2015 to the third quarter 2014, the $1.3 million increase in noninterest expense was primarily the result of higher salaries and employee benefits expense, occupancy and equipment expense and other noninterest expense. Salaries and employee benefits expense increased $553 thousand from the third quarter 2014, primarily reflecting the hiring of additional personnel associated with the Companys expansion initiatives and higher pension expense. Occupancy and equipment expense increased $286 thousand from the third quarter 2014 primarily due to higher contractual service and depreciation expense.

Income Tax Expense

Income tax expense was $2.7 million for the third quarter 2015 compared to $2.8 million in the second quarter 2015 and $3.4 million in the third quarter 2014. As a result of the historic tax credits discussed above, the effective tax rate was 24.8% for the third quarter of 2015, compared with an effective tax rate of 29.5% for the second quarter of 2015 and 31.9% in the third quarter 2014.

Balance Sheet and Capital Management

Total assets were $3.36 billion at September 30, 2015, consistent with June 30, 2015 and up $302.3 million from $3.06 billion at September 30, 2014.

Total loans were $2.04 billion at September 30, 2015, up $27.0 million from June 30, 2015 and up $128.4 million from September 30, 2014. The increase in loans was attributable to organic growth in commercial and home equity loans. Commercial loans increased to $846.4 million at September 30, 2015, up $17.0 million from June 30, 2015 and up $101.8 million from September 30, 2014. Home equity loans increased to $408.6 million at September 30, 2015, up $9.8 million from June 30, 2015 and up $25.9 million from September 30, 2014.

Total investment securities were $1.07 billion at September 30, 2015, down $25.3 million from the end of the prior quarter and up $196.7 million compared with September 30, 2014. Approximately $165 million in available for sale securities were transferred at fair value to held to maturity during the third quarter 2015 as a means of mitigating the fair value fluctuations in the available for sale portfolio and reducing the volatility of tangible common equity.

Total deposits were $2.75 billion at September 30, 2015, an increase of $97.3 million from June 30, 2015 and an increase of $214.7 million from September 30, 2014. The increase during the third quarter of 2015 was due in part to seasonal inflows of municipal deposits, while the year-over-year increase was primarily due to successful business development efforts. Public deposit balances represented 27% of total deposits at September 30, 2015, compared to 26% at June 30, 2015 and 28% at September 30, 2014.

Short-term borrowings were $241.4 million at September 30, 2015, down $109.2 million from June 30, 2015 and up $25.4 million from September 30, 2014. Short-term borrowings are typically utilized to manage the seasonality of municipal deposits.

Long-term borrowings, net of issuance costs, were $39.0 million at September 30, 2015 and June 30, 2015. There were no long-term borrowings outstanding at September 30, 2014. On April 15, 2015, the Company completed the sale of $40 million in aggregate principal amount of 6.00% fixed to floating rate subordinated notes due 2030 (the Subordinated Notes). The Subordinated Notes qualify as Tier 2 capital for regulatory purposes. The net proceeds from this offering were intended for general corporate purposes, including but not limited to, contribution of capital to the Bank to support both organic growth as well as opportunistic acquisitions.

Shareholders equity was $295.4 million at September 30, 2015, compared with $284.4 million at June 30, 2015 and $277.8 million at September 30, 2014. Common book value per share was $19.60 at September 30, 2015, an increase of $0.77 or 4% from $18.83 at June 30, 2015 and $1.12 or 6% from $18.48 at September 30, 2014. Tangible common book value per share, a non-GAAP measure, was $14.81 at September 30, 2015, compared to $14.03 at June 30, 2015 and $13.59 at September 30, 2014.

During the third quarter 2015, the Company declared a common stock dividend of $0.20 per common share, consistent with the prior quarter and up by 5%, or $0.01 per share, from the third quarter of 2014. The third quarter 2015 dividend returned 36% of the quarters net income to common shareholders.

The Companys leverage ratio was 7.29% at September 30, 2015, compared to 7.31% at June 30, 2015 and 7.34% at September 30, 2014. The decrease in the leverage ratio was due to an increase in average quarterly assets. During the second quarter of 2015, the Company contributed $34.0 million of net proceeds from the Subordinated Notes offering to the Bank as additional paid-in capital. The Banks leverage ratio and total risk-based capital ratio were 8.01% and 12.72%, respectively, at September 30, 2015.

Credit Quality

Non-performing loans at September 30, 2015 decreased $2.2 million compared to June 30, 2015, primarily due to improvements in the commercial and residential real estate portfolios, partially offset by increases in non-performing home equity and indirect consumer loans. The decrease in commercial non-performing loans was primarily driven by the third quarter 2015 payoff of a $2.5 million commercial credit relationship consisting of commercial business and commercial mortgage loans. Prior to the payoff, the relationship was classified as nonaccrual and had a specific reserve totaling $1.1 million. The ratio of non-performing loans to total loans was 0.42% at September 30, 2015 compared with 0.53% at June 30, 2015 and 0.43% at September 30, 2014.

The provision for loans losses for the third quarter 2015 was $754 thousand, a decrease of $534 thousand from the prior quarter and $1.3 million from the third quarter 2014. The decrease in the provision for loan losses reflects the reversal of the $1.1 million specific reserve related to the previously mentioned non-performing $2.5 million commercial credit relationship that paid off during the third quarter 2015. Net charge-offs were $1.8 million during the third quarter 2015, an $820 thousand increase compared to the prior quarter and a $138 thousand decrease from the third quarter 2014. The ratio of annualized net charge-offs to total average loans was 0.35% during the current quarter, compared to 0.20% during the prior quarter and 0.40% during the third quarter 2014.

The ratio of allowance for loans losses to total loans was 1.30% at September 30, 2015, compared with 1.37% at June 30, 2015 and 1.43% at September 30, 2014. The ratio of the allowance for loan losses to total loans declined in both comparisons, reflecting overall improvement in credit quality. The ratio of allowance for loans losses to non-performing loans was 311% at September 30, 2015, compared with 257% at June 30, 2015 and 333% at September 30, 2014.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Scott Danahy Naylon. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Companys stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Companys website: www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains financial information, such as tangible common equity, determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of its business and performance trends. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company’s results and to assess performance in relation to the company’s ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Companys forward-looking statements, which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, whether it experiences greater credit losses than expected, breaches of its third party information systems, the attitudes and preferences of its customers, its ability to successfully integrate and profitably operate acquired businesses such as the acquisition of SDN, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors and other factors that could affect the Companys forward-looking statements, please see the Companys Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Jordan Darrow
Chief Financial Officer & Treasurer	Darrow Associates
Phone: 585.786.1130	Phone: 631.367.1866
Email: KBKlotzbach@five-starbank.com	Email: jdarrow@darrowir.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2015			2014
	September 30,	June 30,	March 31,	December 31,	September 30,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$51,334	52,554	135,972	58,151	87,582
Investment securities:
Available for sale	577,509	772,639	639,275	622,494	585,479
Held-to-maturity	490,638	320,820	306,255	294,438	285,967

Total investment securities	1,068,147	1,093,459	945,530	916,932	871,446
Loans held for sale	1,568	448	656	755	1,029
Loans:
Commercial business	297,876	292,791	277,464	267,409	275,107
Commercial mortgage	548,529	536,590	479,226	475,092	469,485
Residential mortgage	96,279	95,162	97,717	100,101	103,044
Home equity	408,634	398,854	386,961	386,615	382,703
Consumer indirect	665,714	666,550	662,213	661,673	656,215
Other consumer	19,204	19,326	19,373	21,112	21,291

Total loans	2,036,236	2,009,273	1,922,954	1,912,002	1,907,845
Allowance for loan losses	26,455	27,500	27,191	27,637	27,244

Total loans, net	2,009,781	1,981,773	1,895,763	1,884,365	1,880,601
Total interest-earning assets (1) (2)	3,097,315	3,104,631	2,860,605	2,826,488	2,780,940
Goodwill and other intangible assets, net	67,925	68,158	68,396	68,639	68,887
Total assets	3,357,608	3,359,459	3,197,077	3,089,521	3,055,304
Deposits:
Noninterest-bearing demand	623,296	602,143	559,646	571,260	571,549
Interest-bearing demand	563,731	530,861	611,104	490,190	530,783
Savings and money market	942,673	910,215	922,093	795,835	805,522
Certificates of deposit	623,800	613,019	611,852	593,242	630,970

Total deposits	2,753,500	2,656,238	2,704,695	2,450,527	2,538,824
Short-term borrowings	241,400	350,600	175,573	334,804	215,967
Long-term borrowings, net	38,972	38,955	—	—	—
Total interest-bearing liabilities	2,410,576	2,443,650	2,320,622	2,214,071	2,183,242
Shareholders equity	295,434	284,435	286,689	279,532	277,758
Common shareholders equity (3)	278,094	267,095	269,349	262,192	260,418
Tangible common equity (4)	210,169	198,937	200,953	193,553	191,531
Unrealized gain (loss) on investment securities, net of tax	$5,270	(924)	5,241	1,933	(374)
Common shares outstanding	14,189	14,184	14,167	14,118	14,094
Treasury shares	209	214	231	280	304
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio (5)	7.29%	7.31	7.53	7.35	7.34
Common equity Tier 1 ratio (5)	9.74%	9.50	9.66	n/a	n/a
Tier 1 risk-based capital (5)	10.49%	10.25	10.45	10.47	10.44
Total risk-based capital (5)	13.37%	13.17	11.69	11.72	11.69
Common equity to assets	8.28%	7.95	8.42	8.49	8.52
Tangible common equity to tangible assets (4)	6.39%	6.04	6.42	6.41	6.41
Common book value per share	$19.60	18.83	19.01	18.57	18.48
Tangible common book value per share (4)	14.81	14.03	14.18	13.71	13.59

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders equity.

(4) See Appendix A Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

(5) 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine months ended		2015			2014
	September 30,		Third	Second	First	Fourth	Third
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$77,963	75,071	27,007	25,959	24,997	25,984	25,129
Interest expense	7,281	5,435	2,876	2,555	1,850	1,846	1,871

Net interest income	70,682	69,636	24,131	23,404	23,147	24,138	23,258
Provision for loan losses	4,783	5,879	754	1,288	2,741	1,910	2,015

Net interest income after provision
for loan losses	65,899	63,757	23,377	22,116	20,406	22,228	21,243

Noninterest income:
Service charges on deposits	5,880	6,768	2,037	1,964	1,879	2,186	2,277
Insurance income	3,930	979	1,265	1,057	1,608	1,420	922
ATM and debit card	3,773	3,694	1,297	1,283	1,193	1,269	1,263
Investment advisory	1,551	1,647	523	541	487	491	524
Company owned life insurance	1,448	1,249	488	493	467	504	421
Investments in limited partnerships	865	894	336	55	474	209	187
Loan servicing	416	450	153	96	167	118	120
Net gain on sale of loans held for sale	161	231	53	39	69	82	76
Net gain on investment securities	1,348	1,777	286	—	1,062	264	515
Net gain on sale of other assets	20	61	—	16	4	8	72
Amortization of tax credit investment	(390)	—	(390)	—	—	(2,323)	—
Other	2,755	2,445	957	911	887	927	884

Total noninterest income	21,757	20,195	7,005	6,455	8,297	5,155	7,261

Noninterest expense:
Salaries and employee benefits	31,107	28,044	10,278	10,606	10,223	10,551	9,725
Occupancy and equipment	10,491	9,505	3,417	3,375	3,699	3,324	3,131
Professional services	2,898	3,332	1,064	866	968	1,428	976
Computer and data processing	2,291	2,225	779	810	702	791	725
Supplies and postage	1,611	1,554	540	508	563	499	507
FDIC assessments	1,277	1,200	444	415	418	392	390
Advertising and promotions	789	609	312	238	239	196	216
Other	7,101	6,507	2,484	2,418	2,199	2,198	2,285

Total noninterest expense	57,565	52,976	19,318	19,236	19,011	19,379	17,955

Income before income taxes	30,091	30,976	11,064	9,335	9,692	8,004	10,549
Income tax expense	8,389	9,541	2,748	2,750	2,891	84	3,365

Net income	21,702	21,435	8,316	6,585	6,801	7,920	7,184

Preferred stock dividends	1,097	1,097	366	366	365	365	366

Net income available to common shareholders	$20,605	20,338	7,950	6,219	6,436	7,555	6,818

FINANCIAL RATIOS AND STOCK DATA:
Earnings per share basic	$1.46	1.47	0.56	0.44	0.46	0.54	0.49
Earnings per share diluted	$1.46	1.46	0.56	0.44	0.46	0.54	0.49
Cash dividends declared on common stock	$0.60	0.57	0.20	0.20	0.20	0.20	0.19
Common dividend payout ratio (1)	41.10%	38.78	35.71	45.45	43.48	37.04	38.78
Dividend yield (annualized)	3.24%	3.39	3.20	3.23	3.54	3.15	3.35
Return on average assets	0.90%	0.96	0.99	0.81	0.89	1.03	0.95
Return on average equity	10.10%	10.70	11.41	9.19	9.68	11.07	10.41
Return on average common equity (2)	10.21%	10.85	11.60	9.24	9.75	11.25	10.55
Efficiency ratio (3)	60.56%	58.24	59.46	62.00	60.27	59.58	57.65
Stock price (Nasdaq: FISI):
High	$25.50	25.69	25.21	25.50	25.38	27.02	24.94
Low	$21.67	19.72	23.54	22.50	21.67	22.45	21.71
Close	$24.78	22.48	24.78	24.84	22.93	25.15	22.48

(1) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(2) Annualized net income available to common shareholders divided by average common equity.

(3) Efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities and amortization of tax credit investment.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine months ended		2015			2014
	September 30,		Third	Second	First	Fourth	Third
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$50	153	—	26	124	—	51
Investment securities (1)	1,002,361	877,923	1,067,815	1,029,640	907,871	876,932	854,030
Loans (2):
Commercial business	282,307	271,190	297,216	284,535	264,814	265,979	273,239
Commercial mortgage	511,545	473,263	545,875	509,317	478,705	473,694	473,168
Residential mortgage	97,496	109,030	96,776	96,474	99,264	101,982	105,255
Home equity	392,909	351,212	402,368	390,135	386,046	384,138	377,360
Consumer indirect	663,286	648,901	663,884	664,222	661,727	658,337	653,192
Other consumer	19,084	21,251	18,680	18,848	19,736	20,630	20,847

Total loans	1,966,627	1,874,847	2,024,799	1,963,531	1,910,292	1,904,760	1,903,061
Total interest-earning assets	2,969,038	2,752,923	3,092,614	2,993,197	2,818,287	2,781,692	2,757,142
Goodwill and other intangible assets, net	68,288	53,085	68,050	68,294	68,527	68,771	59,306
Total assets	3,241,646	2,975,094	3,343,802	3,263,111	3,115,516	3,052,499	2,985,920
Interest-bearing liabilities:
Interest-bearing demand	543,045	502,170	516,448	561,570	551,503	511,749	486,311
Savings and money market	891,039	770,008	903,491	929,701	839,218	824,661	758,306
Certificates of deposit	612,637	627,550	619,459	616,145	602,115	614,654	634,400
Short-term borrowings	269,415	253,017	329,050	226,577	251,768	232,935	259,995
Long-term borrowings, net	24,148	-	38,962	33,053	-	-	-

Total interest-bearing liabilities	2,340,284	2,152,745	2,407,410	2,367,046	2,244,604	2,183,999	2,139,012
Noninterest-bearing demand deposits	592,564	539,693	625,131	587,396	564,500	564,336	556,485
Total deposits	2,639,285	2,439,421	2,664,529	2,694,812	2,557,336	2,515,400	2,435,502
Total liabilities	2,954,451	2,707,241	3,054,573	2,975,762	2,830,557	2,768,693	2,712,274
Shareholders equity	287,195	267,853	289,229	287,349	284,959	283,806	273,646
Common equity (3)	269,855	250,512	271,889	270,009	267,619	266,466	256,306
Tangible common equity (4)	$201,567	197,427	203,839	201,715	199,092	197,695	197,000
Common shares outstanding:
Basic	14,076	13,840	14,087	14,078	14,063	14,049	13,953
Diluted	14,124	13,890	14,139	14,121	14,113	14,112	14,007
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.30%	0.10	—	0.39	0.19	—	0.28
Investment securities	2.46%	2.43	2.46	2.44	2.47	2.48	2.43
Loans	4.20%	4.36	4.16	4.18	4.27	4.44	4.31
Total interest-earning assets	3.61%	3.75	3.57	3.58	3.69	3.82	3.73
Interest-bearing demand	0.14%	0.12	0.15	0.14	0.11	0.11	0.12
Savings and money market	0.12%	0.12	0.14	0.12	0.10	0.11	0.12
Certificates of deposit	0.87%	0.76	0.89	0.87	0.84	0.82	0.78
Short-term borrowings	0.39%	0.37	0.41	0.38	0.37	0.36	0.37
Long-term borrowings, net	6.25%	—	6.34	6.23	—	—	—
Total interest-bearing liabilities	0.42%	0.34	0.47	0.43	0.33	0.34	0.35
Net interest rate spread	3.19%	3.41	3.10	3.15	3.36	3.48	3.38
Net interest rate margin	3.28%	3.48	3.20	3.24	3.43	3.56	3.46

(1) Includes investment securities at adjusted amortized cost.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders equity.

(4) See Appendix A Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2015			2014
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$27,500	27,191	27,637	27,244	27,166
Net loan charge-offs (recoveries):
Commercial business	68	(73)	1,093	(15)	44
Commercial mortgage	12	194	520	(57)	66
Residential mortgage	3	9	22	22	11
Home equity	64	145	74	(4)	66
Consumer indirect	1,475	645	1,317	1,420	1,577
Other consumer	177	59	161	151	173

Total net charge-offs	1,799	979	3,187	1,517	1,937
Provision for loan losses	754	1,288	2,741	1,910	2,015

Ending balance	$26,455	27,500	27,191	27,637	27,244

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.09%	-0.10	1.67	-0.02	0.06
Commercial mortgage	0.01%	0.15	0.44	-0.05	0.06
Residential mortgage	0.01%	0.04	0.09	0.09	0.04
Home equity	0.06%	0.15	0.08	0.00	0.07
Consumer indirect	0.88%	0.39	0.81	0.86	0.96
Other consumer	3.76%	1.26	3.31	2.90	3.29
Total loans	0.35%	0.20	0.68	0.32	0.40
Supplemental information (1)
Non-performing loans:
Commercial business	$3,064	4,643	4,587	4,288	3,258
Commercial mortgage	1,802	3,070	3,411	3,020	2,460
Residential mortgage	1,523	1,628	1,361	1,194	656
Home equity	792	619	672	463	464
Consumer indirect	1,292	728	994	1,169	1,300
Other consumer	20	20	47	19	46

Total non-performing loans	8,493	10,708	11,072	10,153	8,184
Foreclosed assets	286	165	139	194	509
Total non-performing assets	$8,779	10,873	11,211	10,347	8,693

Total non-performing loans to total loans	0.42%	0.53	0.58	0.53	0.43
Total non-performing assets to total assets	0.26%	0.32	0.35	0.33	0.28
Allowance for loan losses to total loans	1.30%	1.37	1.41	1.45	1.43
Allowance for loan losses to non-performing loans	311%	257	246	272	333

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Non-GAAP to GAAP Reconciliation (Unaudited)
(In thousands, except per share amounts)

Nine months ended			2015			2014
September 30,			Third	Second	First	Fourth	Third
2015		2014	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$3,357,608	3,359,459	3,197,077	3,089,521	3,055,304
Less: Goodwill and other intangible assets, net			67,925	68,158	68,396	68,639	68,887

Tangible assets (non-GAAP)			$3,289,683	3,291,301	3,128,681	3,020,882	2,986,417

Ending tangible common equity:
Common shareholders equity			$278,094	267,095	269,349	262,192	260,418
Less: Goodwill and other intangible assets, net			67,925	68,158	68,396	68,639	68,887

Tangible common equity (non-GAAP)			$210,169	198,937	200,953	193,553	191,531

Tangible common equity to tangible assets (non-GAAP) (1)			6.39%	6.04	6.42	6.41	6.41
Common shares outstanding			14,189	14,184	14,167	14,118	14,094
Tangible common book value per share (non-GAAP) (2)			$14.81	14.03	14.18	13.71	13.59
Average tangible common equity:
Average common equity	$269,855	250,512	271,889	270,009	267,619	266,466	256,306
Average goodwill and other intangible assets, net	68,288	53,085	68,050	68,294	68,527	68,771	59,306

Average tangible common equity (non-GAAP)	$201,567	197,427	203,839	201,715	199,092	197,695	197,000

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.